                           Exhibit 99(e), Form 10-K
                     Kansas City Life Insurance Company

RETAIN THIS DOCUMENT

It is a

P R O S P E C T U S

and

Summary Plan Description

of the

Kansas City Life Insurance Company

Savings and Profit Sharing Plan (401-k)

This Prospectus relates to the offering by Kansas City Life Insurance Company to its employees and to the employees of its subsidiaries, Sunset Life Insurance Company of America and Old American Insurance Company, who are eligible to participate in the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the "Plan") of (i) interests of participation in the Plan and (ii) shares of the Company's $1.25 par value Capital Stock ("Capital Stock") which may be acquired by the Trustees under the Plan.

The Employer Identification Number (EIN) of Kansas City Life Insurance Company is 44-0308260. The Plan Number (PN) is 003.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR

ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION

OR  ANY STATE SECURITIES COMMISSION PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon.  This prospectus does not constitute an offer of any securities other than those to which it relates, or an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sales made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date of this prospectus.

The date of this Prospectus is July 10, 2009.

TABLE OF CONTENTS
Definitions……………………………………………………………………………………….	2
Description of Plan…………………………………………………………………………….	3-15
Description of Capital Stock of the Company…………………………………………...............................................................	15-16
Incorporation of Certain Documents by Reference…………………………………….....................................................................	16-17
Additional Information………………………………………………………………………..	17-22
Cautionary Forward Looking Statements…………………………………………………	22-23
Description of Investment Funds and Past Performance for Each Fund……………	24-28

DEFINITIONS

Company. The term "Company" means Kansas City Life Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri; Sunset Life Insurance Company of America, a Missouri Corporation with its principal office at Kansas City, Missouri, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company; and Old American Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company.

Employee. The term "employee" shall mean any person employed by Kansas City Life Insurance Company, Sunset Life Insurance Company, or Old American Insurance Company, under the rules of common law, and shall not include agents, general agents, consultants or other independent contractors, or leased employees as defined in Section 414(n) or (o) of the Internal Revenue Code. A person who isn't designated as an employee on the Company's employment records during a particular period of time (including someone designated on "independent contractor") isn't considered an employee during that particular time. This person won't be considered an employee even if the Internal Revenue Service, Department of Labor or any other government agency, court or tribunal determines that the person is an employee for any purpose until the Company designates the person as an employee for purposes of this Plan. Unless the Company specifically provides otherwise, this designation will only be applied prospectively.

Company Stock. The term "Company stock" shall mean shares of the capital stock of Kansas City Life Insurance Company.

Executive Committee. Wherever in the Plan and Trust the term "Executive Committee" is used, it means the Executive Committee of the Board of Directors of Kansas City Life Insurance Company.

Board of Directors. Wherever in the Plan and Trust the term "Board of Directors" is used, it means only the Board of Directors of Kansas City Life Insurance Company.

Plan Year. The records of the Plan are maintained on an annual basis.  December 31st of each year is the end of the Plan year.

DESCRIPTION OF PLAN

General Information Regarding the Plan

The title of the Plan is the "Kansas City Life Insurance Company Savings and Profit Sharing Plan."  The address for the Plan is:

Kansas City Life Insurance Company Savings and Profit Sharing Plan

3520 Broadway

Kansas City, Missouri 64111-2565

The Plan is the issuer of the Interests of Participation under the Plan.

Kansas City Life Insurance Company, a Missouri life insurance corporation organized in 1895 (hereinafter sometimes referred to as the "Company"), is the issuer of its Capital Stock to be purchased under the Plan and the participating employer under this Plan. The employees of Sunset Life Insurance Company of America and Old American Insurance Company, subsidiaries of Kansas City Life Insurance Company, may also be participants. Upon proper authorization by the respective companies, employees of other subsidiaries of Kansas City Life may be permitted to participate in the Plan.

The Company's address and telephone number is :

Kansas City Life Insurance Company

3520 Broadway

Kansas City, Missouri 64111-2565

telephone number (816) 753-7000

The Plan is subject to the protective provisions of the Employee Retirement Income Security Act of 1974, except that it is exempt from the provisions of Title IV of the Act, relating to the Pension Benefit Guaranty Corporation because it is defined as an individual account plan or defined contribution plan rather than a defined benefit plan.

Purpose

It is the purpose of this Plan to recognize the contributions of those eligible persons to the successful operation of the companies and to reward such contributions by providing certain savings and profit sharing retirement benefits for those who become participants under the Plan.  The Plan is a defined contribution plan with a 401(k) compensation deferral feature.  The Plan provides for investment directions by participants in a manner intended to comply with section 404(c) of the Employee Retirement Income Security Act of 1974 (ERISA), and title 29 of the Code of Federal

Regulations Section 2550.440c–1.  Plan fiduciaries of the plan may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by a participant or beneficiary

Plan History

The basic form of the Plan was adopted by the Board of Directors of the Company on January 27, 1972 and was approved by the shareholders of the Company at their annual meeting held on April 20, 1972. The Plan became effective on September 1, 1972. The parties to the Agreement dated June 1, 1972 (the "Agreement") pursuant to which the Plan and the Trust were created, were the Company and Harry W. Kenney, D. W. Gilmore and Donald L. Thompson, the Trustees. The Plan has been amended from time to time, the most recent amendment becoming effective on January 1, 2009.  The current successor Trustees are Charles R. Duffy, Jr., Tracy W. Knapp and Mark A. Milton.

Termination and Amendment of Plan

The Plan and Trust are purely voluntary on the part of the Company and the Company reserves the right to terminate the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee.  Upon termination, the participants' accounts in all Funds shall become fully vested and nonforfeitable and distribution shall be made as promptly as possible.  The Company currently intends to continue the Plan for an indefinite period of time.

The Company also reserves the right at any time to modify or amend in whole or in part, any or all of the provisions of the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee. However, no amendment by the Company may be used for the purpose of diverting contributions and benefits from the participants, retired participants, or their beneficiaries, except as may be required to conform with governmental regulations.

Federal Income Taxes

On July 22, 2002, the Internal Revenue Service issued the Plan's most recent favorable determination letter stating that the Plan met the requirements of Section 401(a) of the Internal Revenue Code.  The letter stated that continued qualification of the Plan will depend on its effect in operation under its present form.  The status of the Plan in operation will be reviewed periodically.

The Company believes the Plan qualifies and the Trust continues to be exempt under applicable provisions of the Internal Revenue Code.  So long as the Plan and Trust continue to qualify in operation, the Trust's earnings will be exempt from taxation, and the Company's contributions to the Plan will be deductible for income tax purposes.

Company contributions made to a participant's elective account do not incur current tax liability, nor is there taxation of any earnings of the Trust credited to his or her account until such contributions or earnings are withdrawn.

Generally, a participant will recognize ordinary income on distributions made to him or her in amounts equal to the amount of such distribution less amounts attributable to after-tax contributions made by the participant to the Plan. Distributions to a participant prior to the participant being age 59 1/2 may result in a penalty of 10% of the taxable amount.

Certain participants that were age 50 before January 1, 1986 may be eligible for special tax treatments on their retirement plan assets. Participants who may fall within this category of eligible participants are urged to consult with their retirement planning professionals.

In addition, certain favorable tax treatment may be available to participants receiving distributions of Company stock.

Any distribution of all or a portion of the balance to the credit of the participant is an "eligible rollover distribution". A participant may elect to have any portion of the eligible rollover distribution paid directly to an "eligible retirement plan" in a direct rollover.  An eligible retirement plan is either an IRA or another plan permitted to accept such rollovers by both the Internal Revenue Code and that plan's administrators.  The amount transferred to an eligible retirement plan will not be currently taxable to the participant.  Any amounts not previously subject to income tax that are received in cash and not rolled over directly to an eligible retirement plan are taxable in the year received through distribution and will be subject to mandatory federal income tax withholding at the rate of 20%.  Certain distributions that will not be considered "eligible rollover distributions" include required minimum distributions under Section 401(a)(9) of the Internal Revenue Code, hardship distributions, corrective distributions, and "deemed distributions" occurring as a result of a defaulted Plan loan.

Eligibility

Each present and future employee (as defined in this SPD) shall be eligible to participate in the Plan on the later of (a) commencement of employment or (b) the date the participant turns 21 years of age.

Any employee who is eligible to participate in the Plan will be automatically enrolled in the Plan with a default rate of contribution of three percent (3%).

A participant's contributions to the Plan shall cease when the participant becomes disabled and is eligible to receive disability benefits from the Company's disability plan. Such participant may resume making contributions when he or she returns to work on a full time basis. Vesting shall continue while the participant is covered by the Company's disability plan.  In addition, a participant's contributions to the Plan will cease if a participant opts out of automatic enrollment.

Contributions

Contributions to the Plan may be made by the Company and by employees eligible to participate in the Plan, as further described below.  Contributions to the Plan, and earnings on investment under the Plan, are held in a Trust that meets the requirements of the tax-deferred trust under Section 401(a) of the Internal Revenue Code.

Starting in July 2009, the Company's contributions are made in cash.   In July and August of 2009, Company contributions shall be used by the Trustees to purchase shares of Capital Stock of the Company.  Starting in September 2009, participants shall be able to direct the investment of Company contributions.

The Plan contains 401(k) provisions giving participants the ability to defer a portion of their compensation into the Plan.  Each participant may elect to enter into a compensation reduction agreement with the Company by which a contribution will be made for the participant's account in an amount equivalent of up to 100% of the employee's unreduced monthly salary.  No contribution in excess of six percent (6%) of unreduced monthly salary shall be made for any participating employee who shall be classified as a highly compensated person.

A participant may elect to change the percentage rate of his or her compensation reduction agreement at any time by giving instructions on-line at www. retireonline.com. 401(k) contributions for any participant under the age of 50 may not exceed sixteen thousand five hundred dollars ($16,500) in any calendar year, subject to periodic increases pursuant to Internal Revenue Code Sections 415(d), and 402(g), and regulations.  Participants age 50 and over may contribute up to an additional five thousand five hundred dollars ($5,500) in "catch-up contributions" over and above the $16,500 limit.  The contributions and any compensation reduction agreement may sometimes be referred to as a participant's "elective account."  Participant contributions shall be authorized only as a result of the compensation reduction agreements with the Company.

For purposes of a compensation reduction agreement, the term "compensation" includes only the fixed amounts, weekly, semi-monthly or monthly, due and payable to the participant by the Company, and does not include any bonuses, overtime pay, pay in lieu of vacation, pay while on layoff, severance pay, or other extraordinary payments by the Company.

A participant may suspend or resume his or her compensation reduction agreement at any time by giving instructions on-line at www.retireonline.com.  Such change will be effective as soon as administratively possible.

The Company, with respect to each participant, contributes to the Plan semi-monthly, out of its current or accumulated earnings and profits, a matching contribution determined as follows:

For employees who had compensation reduction agreements in effect on December 31, 1997, and

1.
For employees hired in 1997 or earlier who were not eligible to make an compensation reduction agreement as of December 31, 1997 but who choose to make the agreement when they first become eligible to participate, the Company will match the participant's compensation reduction $1.00 for each $1.00 deferred up to a maximum of 6% of the participant's compensation.

2.	For all other employees, the Company's matching contribution will vary depending on the employee's years of employment according to the following schedule:

Years of Employment	Matching Amount per $1.00 Deferred (Counting Deferrals up to 6% of Compensation)
Less than 5	$0.50
5 – 9	0.75
10 or More	1.00

Catch-up contributions are not eligible for Company matching contributions.

In addition to the matching contribution, the Company (beginning with 1998) may make a discretionary profit sharing contribution to the plan. The profit sharing contribution, if made, will be made for all employees eligible to participate in the plan who are employed on the last day of a plan year regardless of whether they have elected to make compensation reduction contributions to the plan. The profit sharing contribution will be allocated to each such employee in the proportion that each employee's compensation bears to the total compensation for all employees, but will not exceed four percent (4%) of the employee's compensation.  Vesting for the profit sharing contribution will be determined in the same manner as vesting for the matching Company contribution.

The Plan will accept "eligible rollover distributions" from other plans that are qualified under Internal Revenue Code Section 401(a), as well as annuity plans and annuity contracts authorized under Internal Revenue Code section 403(a) and (b), and a plan described under Section 457(b) which is maintained by a state or political subdivision, agency or instrumentality of the state.  These rollovers will be accepted from the employee if the rollover amount is paid to the Trustees within 60 days after receipt of the distribution by the employee from the other qualified plan. The Trustees may also receive the rollover contribution as a direct rollover from the other qualified plan in which the employee was a participant.  An employee may make a rollover contribution of an amount that is or has been in an IRA, but only if this amount originated in a qualified plan in which the employee was a participant.  All amounts received as rollovers will be credited to the employee's elective account as if they were contributions to the Plan.  Initially, a participant is given the opportunity to make a separate investment direction with respect to the rollover contribution, but thereafter, they will be invested in the same manner as other contributions and will be subject to the same conditions relating to withdrawals and distributions.  Rollover contributions will be 100% vested in the employee at all times.

Vesting

For most participants, Company contributions become vested according to the schedule described in vesting schedule A, below.  Participants who never worked for the Company after 2001 will be subject to a longer vesting schedule, as described in vesting schedule B, below.  Regardless of the schedules, the full value of a participant's account in the Funds shall fully vest and shall be paid in the event he or she retires after normal retirement date or dies.  Normal retirement date for all employees participating in the Plan is the earlier of the first day of the month following attainment of (60) years of age or the first day of the month following attainment of fifty-five (55) years of age and completion of five years of employment.  To determine this five (5) years of employment for an employee of Old American Insurance Company, years of employment before November 1, 1991 will not be counted.

	Years of Employment	1	2	3	4	5	6	7
A.	Percentage Vested (post – 2001 service)	0%	20%	40%	60%	80%	100%
B.	Percentage Vested (pre – 2002 service only)	0%	0%	30%	40%	60%	80%	100%

An employee is credited with a "year of employment" when he or she is employed with the Company for twelve (12) consecutive monthly periods, dating from the commencement of employment, during which he or she completes at least one thousand (1,000) hours of employment.  After a participant's first year of employment based on the commencement of employment, a "year of employment" shall mean one thousand (1,000) hours of employment during a calendar year.

An employee will be deemed to have a break in service if he or she has a period of severance from the Company of 12 consecutive months.  A period of severance is a continuous period during which the employee is not employed by the Company.  The continuous period begins on the date the employee retires, quits, is discharged or dies, or, if earlier, the first 12 month anniversary of the date on which the employee is absent from service for any other reason (such as disability, vacation, leave of absence, and layoff), unless such absence is for maternity or paternity reasons.  An employee who was zero percent vested and who experiences five consecutive breaks in service before returning to employment with the Company shall not receive credit for years of employment prior to the five consecutive breaks in service.

The Plan includes provisions required by federal law which will result in a more rapid vesting if the Plan becomes "top heavy" as defined by the Internal Revenue Code. It is not anticipated that this will occur.

Distribution Under and Withdrawal From the Plan - Defaults

The value of a participant's vested account shall be paid to the participant after termination of employment, or in the event he retires or dies.   A participant shall forfeit all rights with respect to the value of his or her Company contribution accounts to the extent the account is not vested.  However, if a participant returns to work with the Company or any of its affiliated corporations, and is qualified to participate, the unvested portion of the participant's account attributable to Company contributions shall be reinstated if he or she repays the full amount of the distribution attributable to Company contributions before the earlier of five (5) years after the first date on which he is re-employed or the close of the first period of five (5) consecutive one (1) year breaks in service commencing after the withdrawal.

Upon termination of employment, retirement or death, a participant (or the participant's beneficiary if death has occurred) may irrevocably elect to receive distribution of his or her account balance in a lump sum payment.  A participant who leaves the Company and has an account balance greater than five thousand dollars ($5,000) may choose to delay distribution of his or her vested account balance in the Plan until a later date.  A participant no longer actively employed by the Company shall be subject to required minimum distributions in the event he or she has an account balance in the Plan and is over age 70 ½.

Prior to September 2009,no partial withdrawals are permitted.  Starting September 2009, a terminated participant may elect a partial distribution of his or her vested account balance, subject to restrictions established by the Company.  While vested account balances remain in the Plan, a participant who has left the Company will not be permitted to make a loan or receive a hardship distribution from these balances. Any distribution shall occur in accordance with the Plan's regular procedures.

The normal retirement date for all employees participating in this Plan shall be the earlier of the first day of the month following attainment of sixty (60) years of age, or the first day of the month following attainment of fifty-five (55) years of age and completion of five (5) years of service.  To determine this five (5) years of service for an employee of Old American Insurance Company, years of service before November 1, 1991 will not be counted.

All distributions because of termination of employment shall be in the form of a lump sum payment in cash, unless the participant elects to receive in-kind the portion of his or her account that is held in the form of Kansas City Life Insurance Company stock.   If a participant elects to take a portion of his or her distribution in the form of Kansas City

Life Insurance Company stock there will be no restriction on the resale of that stock unless, however, the participant is an affiliate under Rule 405 of the Securities Act of 1933, e.g.: a controlling person, executive officer or director, or owns more than 5% of the outstanding capital stock of the Company at that time. The procedures that are available to affiliates for resale are an effective registration statement or sales made pursuant to Rule 144 of the Securities Act of 1933.  Any participant who would like to have clarification may feel free to contact the Company's General Counsel at 816-753-7000. No other form of distribution will be restricted in any manner.

If the participant dies, the distribution shall automatically be made to the spouse, if any, or in accordance with a beneficiary designation properly filed, or in accordance with the terms of the Plan.  Federal law requires that if a married participant wishes a distribution to someone other than a spouse, both the participant and the spouse must consent in writing.

When a participant makes a distribution resulting in a forfeiture of unvested accounts, the amount subject to forfeiture shall be set aside in a cash account under the Plan.  If the participant returns the full amount of this distribution within five (5) years of the date of withdrawal, the full value of the amounts set aside in the cash account shall be restored.  If the participant does not replace the full amount distributed from the the account within the five (5) year period, the amount in the cash account subject to forfeiture shall be applied to reduce the amount of the Company contribution required by the Plan.

The value of "elective account" contributions may not be withdrawn by the participant except in the event of financial hardship resulting from (1) accident to, or sickness of, a participant or a participant's dependents, (2) costs directly related to the purchase of a principal residence for the participant (excluding mortgage payments), (3) payment of tuition, related educational fees and room and board expenses, for up to the next twelve (12) months of post-secondary education for the participant, or the participant’s spouse, children or dependents, (4) payments necessary to prevent the eviction of the participant from the participant’s principal residence or foreclosure on the mortgage on that residence; (5) payments for burial or funeral expenses for the participant’s deceased parent, spouse, children or dependents, or (6) expenses for the repair of damage to the participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Internal Revenue Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).  A hardship distribution shall be available only if funds are not reasonably available from other financial resources to the participant.  Such withdrawal shall be subject to the approval of the Administrative Committee, and any such withdrawal will be limited to the lesser of the amount required to satisfy the financial need and the amount of actual contributions made to the participant's elective account that were not previously distributed.  No gain on the value of such elective account contributions may be withdrawn.  Any such withdrawal for hardship shall result in the participant's ineligibility to participate in the Plan for six (6) months.  An "alternate payee" under a Qualified Domestic Relations Order and a terminated employee may not make such a withdrawal.

Commencing January 1, 1988, no withdrawal of the vested portion of a participant's Fund III account shall be permitted except upon retirement, termination or death.

A participant may request a loan to be made from his or her elective account under such conditions and terms established by the Administrative Committee. Any such loan shall be made for a period not to exceed five (5) years, and shall provide for repayment to the Plan with equal payments to be made by monthly payroll deduction. Loans used to acquire a primary residence of the participant may provide for periodic payments over a reasonable period of time that may exceed five (5) years.

A reasonable rate of interest may be charged, as established by the Administrative Committee from time to time, and such interest payments shall be treated as earnings of the borrower's account. Minimum loan repayments shall be made by payroll deduction. The Administrative Committee shall have the right to deny a participant's request for a loan. An "alternate payee" under a Qualified Domestic Relations Order and a terminated employee may not request a loan, unless he or she is also a party in interest with respect to the Plan.

Any loan made to a participant shall result in the withdrawal of the loan amount (which would otherwise share in the investment activity of the Funds) from the participant's elective accounts. Any loan made, when added to the outstanding balance of all other loans made to the participant, shall be limited to the lesser of:

(a)
Fifty thousand dollars ($50,000.00) reduced by the excess of the highest outstanding balance of loans to the participant during the twelve (12) month period ending on the day before the date on which such loan is made, over the outstanding balance of loans to the participant on the date on which such loan is made, or

(b)
The greater of ten thousand dollars ($10,000.00) or one-half (1/2) of the value of the participant's elective account as of the valuation date coincident with or next preceding the date as of which the loan is calculated. No loan may exceed the value of a participant's elective accounts.

(c)	A third limitation may further reduce a second or subsequent loan by the amount of an existing loan balance.

Loans are due and payable in full when a participant leaves employment for any reason.

Assignment

The interest hereunder of any participant, retired participant or beneficiary, except as may be required by a Qualified Domestic Relations Order defined in Section 414(p) of the Internal Revenue Code or as otherwise provided in Section 401(a)(13) of the Internal Revenue Code, is not transferable, either by assignment or by any other method, and to the maximum extent permissible by law is not subject to being taken by any process whatever by the creditors of such participant, retired participant or beneficiary.

Liens on Funds or Property

There is no provision under the Plan or any contract in connection therewith giving any person the right to create a lien on any funds, securities or other property held under the Plan.

Statement of Account

Each participant, not less often than annually, shall receive a statement of account indicating total contributions from his or her compensation reduction agreement, the total contributions made on his or her behalf by the Company, and reflecting the increase or decrease in the value of his or her accounts.

Administration of the Plan

The Plan Administrator is Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565, Telephone number 816-753-7000, and the Company has the right to delegate responsibility for administration of the Plan to appropriate personnel from time to time. At the present time, the Administrative Committee has this primary responsibility as authorized by the Plan.

The Administrative Committee (the "Committee") consists of not less than three nor more than five persons designated by the Executive Committee of the Company. The members of the Committee receive no compensation for their service. The members of the Committee serve one year terms or until their successors are designated by the Executive Committee of the Company. Any member of the Committee may resign by giving notice to the Company at least 15 days before such resignation.  Committee members shall resign upon the request of the Executive Committee of the Company.  The Executive Committee of the Company shall fill all vacancies on the Committee as soon as reasonably possible after a resignation takes place.

The names and addresses of the present members of the Committee, together with their positions with the Company are as follows:

Name	Address	Position with the Company
Kathryn L. Church	3520 Broadway Kansas City, Missouri	Assistant Vice President & Director, Human Resources
Charles R. Duffy, Jr.	3520 Broadway Kansas City, Missouri	Senior Vice President, Operations
David A. Laird	3520 Broadway Kansas City, Missouri	Vice President and Controller
Jill M. Worstell	3520 Broadway Kansas City, Missouri	Assistant General Counsel

The Committee members, if otherwise eligible, are free to participate in the Plan.

The Committee has the power to (i) adopt rules and regulations for the administration of the Plan and to enforce the Plan in accordance with the provisions of the Plan and such rules and regulations, (ii) interpret the Plan and decide any and all matters arising thereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, and, (iii) make all determinations as to the rights of any person to a benefit and provide a reasonable opportunity for an aggrieved person to have a review of their decision. The Committee has the duty, when requested, to report to the Executive Committee of the Company giving account of the operation of the Plan and the performance of the various funds established pursuant to the Plan.

The Company pays all expenses incurred in administering the Plan and managing the Trust assets. The Company does not, however, pay any brokerage fees, commissions, stock transfer taxes or other charges and expenses in connection with the purchase and sale of securities under the Plan.

Investment of Funds

The following officers of the Company are the Trustees of the Plan:

Name	Address	Position with the Company
Charles R. Duffy, Jr.	3520 Broadway Kansas City, Missouri	Senior Vice President, Operations
Tracy W. Knapp	3520 Broadway Kansas City, Missouri	Senior Vice President, Finance (PFO)
Mark A. Milton	3520 Broadway Kansas City, Missouri	Senior Vice President & Actuary

The Trustees, if otherwise eligible, are free to participate in the plan.

The Trustees hold all sums received from the Company and have the duty to hold, invest, reinvest, and manage and administer the funds for the exclusive benefit of the employees participating in the Plan. The Trustees have the power to purchase securities, common and preferred stocks, real estate mortgages, debentures, bonds, promissory notes, real estate, real estate improvements, leaseholds or any other income producing properties or securities, real or personal, within or without the State of Missouri. The Trustees are specifically empowered to invest in the Capital Stock of Kansas City Life Insurance Company.

Although investment discretion rests with the Trustees, all shares of the Company's capital stock allocated to participants' accounts and held in trust, whether or not fully vested, are voted in accordance with the instructions from the participants. The participants also have the right to direct the Trustees to respond to an offer for the tender of the Company's stock, in accordance with rules of procedure provided by the Trustees at the time of any such tender offer.

The Trustees, before making any new investment or reinvestment of any Trust funds, must submit to the Executive Committee of the Company, or its designated subcommittee, a list of such securities in which they propose to invest such funds and the amount proposed to be invested in such securities. The Trustees are required to purchase, or refrain from purchasing, the securities proposed in accordance with the acceptance or rejection, in whole or in part, of such proposals by such committee.

Participant's Accounts

Prior to September 2009, a participant may direct the investment of his or her "elective account" and rollover contribution (if any) into any of the funds described below.  Company matching contributions and profit sharing contributions shall be invested in Company Capital Stock during that time.  Starting in September 2009, a participant may direct the investment of his or her entire account balance under the Plan.  Such investment direction must be in whole percentages; no fractional percentages are permitted.

Each participant may elect to transfer the value of his or her account in any fund or funds to another fund or funds on a daily basis.  Such transfers shall be executed on days that the markets are open.

Participant accounts are valued daily, on days that the markets are open.  The value of the assets of each Fund is determined on the basis of market values as of end of each market business day.

Starting in July 2009, the aggregate of all purchases and redemptions of Capital Stock shall be traded on the open market by a broker acting on behalf of the Plan.  The actual sale or purchase price obtained by such trade for the day shall be the price ascribed to purchases and redemptions for that day of Capital Stock held in a participant's individual account.

Other Charges and Deductions

There are no charges and deductions which may be made from participant's contributions and elective accounts or their contributions made by the Company under the Plan, other than brokerage fees, commissions, stock transfer taxes and other charges and expenses in connection with the purchase and sale of securities under the Plan.

Descriptions of Funds and Past Performance of Each Fund

Please see the section at the end of this document for information regarding the Funds offered under the Plan and the approximate percentage increase or (decrease) in the value of each of the funds in each of the last 3 years as compared to the preceding year.

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

A total of one million five hundred thousand (1,500,000) shares of Capital Stock have been registered for purchase within the Plan.  The total authorized Capital Stock of Kansas City Life consists of 36,000,000 shares of common stock, par value $1.25 per share, of which 18,496,680 shares were outstanding as of March 31, 2009. No other classes of capital stock are authorized by the Restated Articles of Incorporation of Kansas City Life.

The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to:

•	the Articles of Incorporation of Kansas City Life (as Restated in 1986 and Amended in 1999); and

•	the Bylaws of Kansas City Life as Amended and Restated October 29, 2007.

General

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders, except the election of directors. At all elections of directors, each shareholder is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director or may distribute them among the number of directors to be voted for as such shareholder may see fit. The common stock is not subject to redemption or future calls or assessment by Kansas City Life. Holders of common stock do not have preemptive rights, or rights to convert their common stock into other securities. The holders of common stock are entitled to receive ratably such dividends as many be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the affairs of Kansas City Life, holders of the common stock have the right to a ratable portion of the assets remaining after the payment of all liabilities. All outstanding shares of our common stock are, and any shares of common stock sold hereunder will be, fully paid and nonassessable. The common stock is listed on NASDAQ under the symbol "KCLI."

Potential Anti-Takeover Effect of Kansas City Life's Restated Articles of Incorporation and Bylaws

Provisions of Kansas City Life's articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. Among these are included:

•
A classified Board of Directors, in which the Board is divided into three classes with directors serving three-year terms, so that members of one of the three classes of directors will be elected at each annual meeting of the shareholders.

•
A "fair price" provision which generally requires that certain "business combinations" with a " related person" (generally the beneficial owner of at least 5 percent of Kansas City Life's voting stock) be approved by the holders of at least 66 2/3 percent of Kansas City Life's voting stock (excluding shares held by such related person).

•
A requirement that any amendment of the articles of incorporation be approved by the affirmative vote of the holders of more than 66 2/3 percent of the capital stock voting on such question, but in no event may the articles be amended by a vote of less than a majority of the outstanding shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows the Company to "incorporate by reference" the information that they file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	the Company can disclose important information referring to these documents; and

•	information that the Company files with the SEC will automatically update and supersede this prospectus and any previously incorporated information.

The Company hereby incorporates into this prospectus by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	the Company's annual report on Form 10-K for the year ended December 31, 2008;

•	the Plan's annual report on Form 11-K for the year ended December 31, 2008;

•	the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2009;

The Company also incorporates into this prospectus by reference each of the following documents or portions of documents that are filed with the SEC after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold:

•	all reports filed under Sections 13(a) and 13(c) of the Exchange Act;

•	all definitive proxy or information statements filed under Section 14 of the Exchange Act; and

•	all reports filed under Section 15(d) of the Exchange Act,

except that any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K will not be deemed to constitute a part of this prospectus.

Documents incorporated herein by reference are available, without charge, except for exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference. An employee or beneficiary under the Plan may obtain a copy of any of those documents by requesting them in writing or by telephone from the Director, Human Resources at the address provided under the heading "Additional Information" below:

ADDITIONAL INFORMATION

For more information about the Company, please write or call:

Kansas City Life Insurance Company 3520 Broadway Kansas City, Missouri 64111-2565 Attention: Director, Human Resources Telephone Number: (816) 753-7000

The information on the Company's website, www.kclife.com, does not constitute a part of this prospectus and is not incorporated by reference herein.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the SEC.  These reports, proxy statements and other information may be inspected and copied at the SEC's Public Reference

Room at 450 Fifth Street, NW., Washington, DC 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains the reports, proxy and information statements, and other information regarding the Company at http://www.sec.gov.   In addition, the Common Stock is listed and traded on the NASDAQ National Market under the symbol "KCLI."

Upon request, the Company will promptly furnish, and without charge, a copy of its annual reports to stockholders, a copy of this prospectus and a copy of all of the information that has been incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents).

Indemnification of Directors and Officers

Each person who is or was a Director, Officer or employee of the Company, or is or was serving at the request of the Company as a Director, Officer or employee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Company in the manner and to the full extent that the Company has power to indemnify such person under Section 351.355 of the General and Business Corporation Law of Missouri as now in effect or hereafter amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Information, Claims and Appeals Procedure

Upon request, the Plan Administrator shall provide the employee or beneficiary ("Claimant") with a claim form which the employee can use to request benefits.  In addition, the Plan Administrator will consider any written request for benefits under this Agreement to be a claim.

If a claim for benefits is approved, the Plan Administrator shall provide the Claimant with written or electronic notice of such approval.  The notice shall include:

•	The amount of benefits to which the Claimant is entitled.

•	The duration of such benefit.

•	The time the benefit is to commence.

•	Other pertinent information concerning the benefit.

If a claim for benefits is denied (in whole or in part) by the Plan Administrator, the Plan Administrator shall provide the Claimant with written or electronic notification of such denial within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  The notice of denial of the claim shall include:

•	The specific reason that the claim was denied.

•	A reference to the specific plan provisions on which the denial was based.

•	A description of any additional material or information necessary to perfect the claim, and an explanation of why this material or information is necessary.

•
A description of the plan's appeal procedures and the time limits that apply to such procedures, including a statement of the employee's right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

The Claimant (or the Claimant's duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator.  The Claimant may appeal the denial as set forth in the next section of this procedure.  If the Claimant fails to appeal such action to the Plan Administrator in writing within the prescribed period of time described in the next section, the Plan Administrator's denial of a claim shall be final, binding and conclusive.

In the event that a claim is denied (in whole or in part), the Claimant may appeal the denial by giving written notice of the appeal to the Plan Administrator within sixty (60) days after the Claimant receives the notice of denial of the claim.  At the same time the Claimant submits a notice of appeal, the Claimant may also submit written comments, documents, records, and other information relating to the claim.  The Plan Administrator shall review and consider this information without regard to whether the information was submitted or considered in conjunction with the initial claim.  The Claimant may, upon request and without charge, have access to, and copies of, documents, records and other information relating to the claim.

The Plan Administrator (or its designee) may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties.  The Plan Administrator shall render a decision on appeal within sixty (60) days after the receipt by the Plan Administrator of the notice of appeal, unless special circumstances require an extension of time.  (See Section 3 for the procedures concerning extensions of time.)

The appeal decision of the Plan Administrator shall be provided in written or electronic form to the Employee.  If the appeal decision is adverse to the Claimant, then the written decision shall include the following:

•	The specific reason or reasons for the appeal decision.

•	Reference to the specific plan provisions on which the appeal decision is based.

•
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits.  (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R.  § 2560.503-1(m)(8).)

•	A statement describing any voluntary appeal procedures offered by the plan and the Claimant's right to obtain the information about such procedures.

•	A statement of the Claimant's right to bring an action under Section 502(a) of the Employee Retirement Income Security Act.

If the Plan Administrator requires an extension of time, the Plan Administrator shall provide the Claimant with written or electronic notice of the extension before the first day of the extension.  The notice of the extension shall include:

•	An explanation of the circumstances requiring the extension.

•	The date by which the Plan Administrator expects to render a decision.

For purposes of an initial claim, no more than one extension of ninety (90) days shall be allowed.

For purposes of an appeal, no more than one extension of sixty (60) days shall be allowed.

Procedure to Request Additional Information

To request any additional information or a copy of any document related to the Plan, please write to the Director, Human Resources, Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565, Telephone number 816-753-7000.  In the event a request is made for a copy of a document not listed earlier as being available without charge, it will be furnished at a nominal cost.

Statement of ERISA Rights

As a participant in the Savings and Investment Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator's Office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts, collective bargaining agreements and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

Obtain a statement telling you whether you have a right to receive a pension at normal retirement age, and if so, what your benefits would be at normal retirement age if you stop working under the Plan now.  If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension.  This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or part, you have a right to know why this was done, to obtain copies of documents relating the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Agent for Service of Legal Process

Service of legal process may be made upon Kansas City Life Insurance Company as the Administrator of the Plan, or such service of process may be made upon any member of the Administrative Committee or any one of the Trustees. Such service of legal process should be directed to those parties at the address of the Company, 3520 Broadway, Kansas City, Missouri 64111-2565.

CAUTIONARY FORWARD-LOOKING STATEMENTS

This Prospectus, the registration statement on Form S-8 registering shares of Capital Stock (“Form S-8”) and the documents incorporated into the Form S-8 includes forward-looking statements which concern matters that are other than historical facts and which are usually preceded by words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words.  Forward-looking statements appear in a number of places in this report and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth herein, the Form S-8 and the documents incorporated by reference in the Form S-8.  In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur.  We qualify any and all of our forward-looking statements by these risk factors and other cautionary statements.  Please keep this cautionary note in mind as you read this Prospectus.

When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this Prospectus, Form S-8 and the documents incorporated by reference into the Form S-8.  You should not place undue reliance on any forward-looking statement.  Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Further, our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control.  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  You should carefully consider theses risks before you make selection of investment fund benchmark indices, along with the following factors, among others, that could cause actual result to vary from our forward-looking statements:

(1)	the factors described in this Prospectus, the Form S-8 and the documents incorporated by referenced into the Form S-8;

(2)	actual performance of the investment funds;

(3)	changes in investment fund benchmark indices management and administration; and

(4)	changes in financial markets, interest rates or industry, general economic or political conditions.

DESCRIPTIONS OF FUNDS AND

PAST PERFORMANCE OF EACH FUND

The following chart shows the approximate percentage increase or (decrease) in the value of each of the funds in each of the last 3 years as compared to the preceding year:

INVESTMENT FUND	2008	2007	2006
American Beacon Large Cap Value-Inv	(39.59%)	2.95%	18.72%
American Funds Growth Fund of America-R4	(39.07%)	10.87%	10.88%
Calamos Growth and Income-A	(30.95%)	9.52%	9.84%
Dodge & Cox Income Fund	(0.29%)	4.70%	5.29%
Fidelity Value Fund	(46.52%)	2.20%	15.08%
Jennison Small Company-A	(38.11%)	9.63%	15.13%
JPMorgan SmartRetirement 2010-Select	(21.30%)	5.06%	n/a
JPMorgan SmartRetirement 2015-Select	(25.69%)	5.33%	n/a
JPMorgan SmartRetirement 2020-Select	(28.90%)	5.38%	n/a
JPMorgan SmartRetirement 2030-Select	(33.78%)	6.31%	n/a
JPMorgan Smart Retirement 2040-Select	(34.72%)	6.39%	n/a
JPMorgan SmartRetirement Income-Select	(17.04%)	4.96%	n/a
Kansas City Life Capital Stock	1.74%	(7.35)	2.32%
MetLife GIC	4.66%	5.13%	5.07%
PIMCO Total Return – Admin	4.60%	8.82%	3.74%
SSgA International Stock Selection	(41.48%)	6.89%	30.54%
SSgA S&P 500 Index	(37.03%)	5.40%	15.59%
Vanguard Intermediate Term Treasury-Admiral	13.47%	10.15%	3.31%

The above is the average rate of return for the funds for an entire year. No single participant's performance necessarily reflected this performance. The above is no indication of future performance of any of these funds.

Incorporated with this Prospectus are the following summary descriptions of the investment funds: